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EXHIBIT 10.3

                                                             D.A. Stuart Company
                                                             4580 Weaver Parkway
                                                           Warrenville, IL 60555
                                                               Tel: 630-393-0833
                                                               Fax: 630-393-0834
                                                           Web: www.dastuart.com

January 17, 2007


Mr. Jefferson Stanley
Voyager Petroleum, Inc.
16 East Hinsdale Avenue
Hinsdale, IL  60521

Re: Side Letter Agreement to Sublease Agreement between D.A. Stuart Company and Voyager Petroleum, Inc. ("Sublease Agreement") for premises at 600
         S. Deacon Street, Detroit, Michigan (the "Premises")

Dear Jefferson:

In connection with Voyager Petroleum, Inc.'s ("Voyager") agreement to purchase the Premises from Deacon Enterprises, Inc., D.A. Stuart and Company ("DAS") understands that Voyager intends to prepare a baseline environmental assessment ("BEA") for the Premises and submit the same to the Michigan Department of Environmental Quality ("MDEQ"). As we have informed you, DAS is required by its lease with Deacon Enterprises to prepare a Type S BEA upon ceasing occupation of the Premises, to afford Deacon Enterprises an opportunity to make "appropriate modifications" to the Type S BEA and to submit the Type S BEA to MDEQ. As a condition of entering into the Sublease Agreement and other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, DAS and Voyager hereby enter into this side letter agreement to share environmental information related to their respective filings of a Type S BEA and to address certain insurance issues.

Promptly after the execution of this side letter, DAS shall make copies of its previous BEA reports and deliver those to Voyager's environmental consultant. DAS shall also make its personnel and consultants with knowledge of the prior BEAs and operations at the Premises reasonably available to Voyager's environmental consultant to provide information in connection with the preparation of a Type S BEA.

Voyager has retained, at its sole cost and expense except as otherwise provided below, Associated Environmental Services, LLC ("AES") as its environmental consultant to prepare a Type S BEA for the Premises. Voyager will provide a site map of sample locations, laboratory reports of any sampling results and other relevant documentation related to the samples conducted by AES as part of its BEA to DAS no less than 30 days after Voyager first physically occupies the Premises under the Sublease Agreement and provide a written draft of the AES Type S BEA no less than 6 days prior to submitting the final Type S BEA to MDEQ. Voyager consents to DAS using such documentation in connection with DAS's preparation of its Type S BEA. DAS shall be solely responsible for providing a draft of its Type S BEA to Deacon Enterprises and filing a complete Type S BEA



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with MDEQ. Any expenses or work beyond what Voyager deems necessary to file a
Type S BEA with the MDEQ will be paid and arranged for by DAS and in no event shall either party have any right to direct or control the final content or timing of the filing of the other party's Type S BEA with the MDEQ.

In light of DAS's contractual obligation under its lease with Deacon Enterprises to submit a Type S BEA, Voyager agrees not to close on the purchase of the Premises or otherwise take action that would terminate DAS's lease for the Premises until DAS has submitted its Type S BEA to MDEQ.

Notwithstanding anything in the Sublease Agreement to the contrary, Voyager and DAS agree that Voyager's occupancy of the Premises and the term of the lease will begin on February 1, 2007.

Voyager and DAS further agree as follows with respect to insurance required to be maintained by Voyager pursuant to Section 14 of the Sublease Agreement. Notwithstanding the requirements of the Sublease Agreement that Voyager "maintain all insurance policies required to be maintained by Sublandlord under the Master Lease", DAS shall initially maintain in place DAS's existing insurance coverages with respect to the Premises. Voyager shall reimburse DAS for the cost of such coverages, which the parties agree is initially estimated to be an annual premium of $2,675. Since the Sublease is not scheduled to terminate as of a date certain, Voyager shall initially pay DAS 100% of such amount (i.e., $2,675), with any unearned balance to be returned to Voyager at the termination of the Sublease. In the event that the term of the Sublease Agreement is further extended, the parties will determine the treatment of insurance policies at that time. Voyager shall also be responsible for the deductible on the policies of insurance, which is currently $10,000 per loss (or $250,000 in case of flood). It is further understood and agreed that, once Voyager sets up operations and from time to time thereafter, the insurance loss control engineer of DAS's insurer will be permitted access to the Premises for the purpose of inspecting and signing off on the new risk profile/exposure. In the event of an unacceptable engineering report, Voyager shall be required to obtain the required coverages directly under Voyager's own name, and upon placement of such insurance in accordance with the Sublease, the unearned portion of the insurance premium paid to DAS shall be refunded to Voyager.

D. A. STUART COMPANY, a Delaware corporation.



By:    /S/ CHARLES SANTANGELO
       ------------------------------------
Name:  CHARLES SANTANGELO
Its:   PRESIDENT


VOYAGER ONE, INC., a Nevada corporation
(name changing to Voyager Petroleum, Inc., as of December 1, 2006)


By:    /S/ JEFFERSON STANLEY
       ------------------------------------
Name:  Jefferson Stanley
Title: Chief Financial Officer